UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 27, 2006

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

(a) On December 27, 2006, Option One Owner Trust 2005-9 (the “Trust”) entered into Supplemental Indenture No. 1 between the Trust and Wells Fargo Bank, N.A. (“Wells Fargo”) (the “Deutsche Amendment”).

The primary purpose of the Deutsche Amendment was to extend to January 16, 2007, the term of the off-balance sheet financing arrangement maintained by Option One Mortgage Corporation (“OOMC”), a wholly owned subsidiary of H&R Block, Inc. (the “Company”), with DB Structured Products, Inc. (“Deutsche”), Gemini Securitization Corp., LLC, Aspen Funding Corp. and Newport Funding Corp. (the “Deutsche Warehouse Facility”), subject to various triggers, events or occurrences that could result in earlier termination.

The Deutsche Warehouse Facility provides funding totaling $1,000,000,000 for daily non-prime originations through January 16, 2007, subject to various triggers, events or occurrences that could result in earlier termination and bears interest at one-month LIBOR plus additional margin rates. The Deutsche Warehouse Facility is subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth ratio, tangible net worth to total required capital ratio, non-warehouse leverage ratio, minimum net income test and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the Deutsche Warehouse Facility. In addition, the Deutsche Warehouse Facility permits Deutsche at any time to require the Trust to redeem specified borrowed amounts outstanding under the Deutsche Warehouse Facility.

Under the Deutsche Warehouse Facility, non-prime loans originated by OOMC are sold daily to the Trust, which utilizes the Deutsche Warehouse Facility to purchase the loans. The Trust subsequently sells the loans directly to third-party investors or back to OOMC to pool the loans for securitization, as directed by its third-party beneficial interest holders. The decision to complete a whole loan sale or a securitization is dependent on market conditions. See “Off-Balance Sheet Financing Arrangements” in Item 7 of the Company’s Form 10-K for the fiscal year ended April 30, 2006.

Certain parties to the Deutsche Warehouse Facility have other relationships with the Company or its affiliates. Affiliates of Deutsche and Wells Fargo are lending parties pursuant to two $1,000,000,000 five-year revolving credit facilities maintained by Block Financial Corporation (“BFC”), a wholly-owned subsidiary of the Company, and the Company (as guarantor) with various lenders.

(b) On January 3, 2007, BFC entered into the Credit and Guarantee Agreement dated as of January 2, 2007, among BFC, the Company and HSBC Finance Corporation (the “HSBC Revolving Credit Facility”).

The HSBC Revolving Credit Facility provides funding for purchases of participation interests in refund anticipation loans (“RALs”), such funding totaling (i) $3,000,000,000 through and including March 30, 2007 and (ii) $120,000,000 thereafter through June 30, 2007. The HSBC Revolving Credit Facility bears interest each day at the average of the LIBO Rate for the previous five business days plus an additional margin rate and is subject to various conditions, triggers, events or occurrences that could result in earlier termination. The HSBC Revolving Credit Facility contains representations, warranties, covenants and events of default customary for financings of this type, including, without limitation, a covenant requiring the Company to maintain an Adjusted Net Worth of at least $1,000,0000,000 at the last day of any fiscal quarter and covenants restricting the Company’s and BFC’s ability to incur additional debt, incur liens, merge or consolidate with other companies, sell or dispose of their respective assets (including equity interests, but excluding a sale of OOMC), liquidate or dissolve, and engage in certain transactions with affiliates.

The Company guarantees the performance of BFC’s obligations under the HSBC Revolving Credit Agreement.

Certain affiliates of HSBC have other relationships with the Company or its affiliates. An affiliate of HSBC is a lending party pursuant to two $1,000,000,000 five-year revolving credit facilities maintained by BFC, as borrower, and the Company, as guarantor, with various lenders. In addition, HSBC and certain of its affiliates are parties to various agreements with subsidiaries of the Company pursuant to which (i) an HSBC affiliate originates RALs and issues refund anticipation checks (“RACs”) to eligible clients of H&R Block company-owned and franchise offices and clients who utilize tax preparation products or services through other H&R Block distribution channels, (ii) BFC purchases participation interests in RALs originated by certain HSBC affiliates and (iii) certain HSBC affiliates service RALs in which BFC purchases participation interests.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01(a) of this report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Pursuant to the Deutsche Warehouse Facility, OOMC provides a guarantee up to a maximum of approximately 10% of the aggregate principal balance of mortgage loans held by the Trust before ultimate disposition. This guarantee would be called upon if the sale of mortgage loans did not generate adequate proceeds to satisfy the Trust’s current or ultimate payment obligations. The maximum potential undiscounted amount of future payments that OOMC may be required to make pursuant to this guarantee would be approximately $100,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	January 3, 2007	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary